Strongbow and Daymak Sign a Term Sheet Agreement

Las Vegas, Nevada – (NewMediaWire) - February 24, 2016 -  Strongbow Resources Inc. (OTCQB: STBR) ("Strongbow" or the "Company") is pleased to announce that it has signed a term agreement with Daymak. Daymak (a private company) will enter into a reverse takeover (RTO) agreement with Strongbow, under which Strongbow will acquire 100% of Daymak based on terms set in the agreement.

Strongbow and Daymak will now prepare a binding letter of intent (LOI) addressing all the agreed upon terms, which will then formulate into a definitive agreement. All terms and conditions will be provided once the LOI has been completed.

Michael Caetano, President and CEO stated, "It is truly a great success to a find a synergy between two companies in today's markets. Daymak has demonstrated to be a strong growing company in the clean energy space, which we are excited to be a part of and look forward to working together during this transition."

About Daymak

Daymak designs, develops, and distributes Light Electric Vehicles (LEV) for those seeking a greener and smarter means of transportation. Daymak's operations started from a 300 sq. foot garage back in 2001. Since then, the company has expanded to a 30,000 sq. foot location and currently has over 100 dealers! Daymak has reached the fastest growing companies in 2011, Profit 100, Profit 200, and Profit 500 (2013). Daymak has been named one of the Greenest companies in Ontario and its products have won several awards including Cleantech North Award, most innovative products at CES 2012 from Scientific America and Top 100 Bike designs. In 2014, Daymak launched the Daymak Drive System (DDS). The DDS is a revolutionary self-charging system made up of four key components: a solar wireless motorized wheel, a solar wireless throttle assemble, a solar pedal assist system, and a solar smart-key. Please click the link to learn more about Daymak. http://www.daymak.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business

Contact Information

Contact:

Michael Caetano

President and Chief Executive Officer

Strongbow Resources Inc.

1.403.241.8912

mcaetano@strongbowinc.com